UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 29, 2017
Date of Report (Date of earliest event reported)

KONA GRILL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34082	20-0216690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 333 Scottsdale, Arizona 85251
(Address of principal executive offices) (Zip Code)

(480) 922-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 29, 2017, Kona Grill, Inc., a Delaware corporation (the “Company”), KeyBank National Association (“KeyBank”) and Zions First National Bank (“Zions”, and collectively with KeyBank, the “Lenders”) entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the “Amendment”). The Amendment amends the Company’s Second Amended and Restated Credit Agreement with the Lenders dated as of October 12, 2016 (the “Credit Agreement”) to, among other things: (i) increase the leverage ratio applicable at March 31, 2017 to 4.85 from 4.25 and provide that such leverage ratio shall reduce on a quarterly basis to 4.25 over the following twelve months; (ii) add a commitment fee rate of 50 basis points, to be applicable at such times as the leverage ratio is greater than 4.25, (iii) add an applicable margin for base rate loans and an applicable margin for LIBOR rate loans of 225 basis points and 325 basis points, respectively, for such times as the leverage ratio is greater than 4.25, (iv) decrease to 3.75 or below from 4.00 or below the leverage ratio the Company must have to be permitted to declare, pay or make any restricted payments; (v) amended the lease incurrence test to provide that the Company will not enter into any lease if, after giving effect to such lease, the leverage ratio would exceed 3.75; and (iv) include dividend payments as a restricted payment for purposes of determining the fixed charge coverage ratio. The terms of the Amendment are effective as of January 1, 2017.

The above description is a summary and is qualified in its entirety by the terms and conditions of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by this reference, and the Second Amended and Restated Credit Agreement, previously filed with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The disclosures in Item 1.01 regarding Amendment No. 1 to the Second Amended and Restated Credit Agreement are incorporated into this item by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement dated as of March 29, 2017 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2017	KONA GRILL, INC.

	By:	/s/ Christi Hing
Christi Hing
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement dated as of March 29, 2017 (filed herewith).